EXHIBIT 99


FOR:  IMMEDIATE RELEASE                  CONTACT:  F. Robert Woudstra
      June 11, 1996                                (616) 956-8218


                 FOREMOST CORPORATION OF AMERICA ANNOUNCES
           COMPLETION OF SALE OF FOREMOST LIFE INSURANCE COMPANY


GRAND RAPIDS, MICHIGAN - Foremost Corporation of America (FOM-NYSE) today announced completion of the sale of its subsidiary, Foremost Life Insurance Company, to Woodmen Accident and Life Company, based in Lincoln, Nebraska.

The sale yielded Foremost net after-tax proceeds of approximately
$17.5 million. Foremost expects to incur an after-tax loss of approximately $1.1 million on the sale. Foremost Chief Financial Officer
F. Robert Woudstra said the sale is part of Foremost's ongoing strategy to divest operations outside property and casualty insurance lines.

A significant portion of the net proceeds from the sale are earmarked to augment purchases under Foremost's previously announced stock repurchase program. In February 1994, Foremost's Board of Directors approved a stock buy back plan for up to one million shares and they increased the program by 500,000 shares during the first quarter of 1996. From January 1, 1996 through June 10, 1996, the Company has purchased 193,463 shares of its common stock outstanding at an average price of $55.30 per share. Since the beginning of this buy back plan, the Company has purchased 893,070 shares at an average price of $40.74 per share.

Although Woodmen will change the name of Foremost Life Insurance Company, they've advised Foremost that they intend to maintain Foremost Life's current customer and service relationships.

Foremost is the parent corporation for a group of companies principally engaged in providing property and casualty insurance for manufactured homes and recreational vehicles. The Foremost Life Insurance business represents approximately 5% of the parent company's annual premiums. Now in its 106th year, Woodmen describes itself as a financially conservative company with distribution primarily throughout the midwest and west. Woodmen offers a variety of products and services, including individual and group life and health insurance, annuities, and qualified plans services for the individual, family, and business markets. Woodmen holds an A- rating from A.M. Best, a national insurance rating organization.